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EXHIBIT 10.10 -- AMENDMENT TO EMPLOYMENT AGREEMENT BETWEEN INCOMNET, INC.
                 AND STEPHEN A. CASWELL

INCOMNET, INC.
2801 Main Street
Irvine, CA 92614

October 29, 1998

Mr. Stephen A. Caswell
1893 Sunnydale Avenue
Simi Valley, California  93065

Dear Mr. Caswell:

     This letter, when executed by you, will constitute our agreement as to the amended terms of your employment arrangements with Incomnet, Inc. (the "Company").

1. In lieu of amounts otherwise due and owing to you under Sections 6 and 7 of your Employment Agreement dated June 5, 1997 (the "Employment Agreement"), the Company shall pay to you a salary of $10,000 per month and continue your existing benefits through April 30, 1999. All stock options currently outstanding shall be cancelled as of the date hereof.

2. Your office will be located at home. You agree however to work out of Incomnet's Irvine office at least three days per week. The Company will reimburse you for reasonable expenses including housing near it's headquarters, if for any reason (such as weather, work load, timing of deliverables, etc.) it becomes impractical (in the reasonable opinion of both the Company and yourself) for you to travel to Irvine or if it becomes necessary for you to spend more than three days a week at the headquarters. We will require your approval (not to be unreasonably withheld) to extend beyond three days per week your presence at the headquarters.

3. In lieu of the severance and termination rights and obligations under Sections 13 and 14 of the Employment Agreement, by notice on or before April 20, 1999 the Company may elect to extend your employment arrangements for an additional six months with a salary of $10,000 per month. At the end of such six month period, all salary, bonus and benefit payments and obligations shall cease and no severance payment shall be owed to you. If, however, as of April 20, 1999, the Company has not extended your employment for an additional six months, then the Company shall pay to you severance in the amount of $10,000 per month for the months of May, June and July 1999. Upon receipt of such payments, no further amounts of salary, bonus, severance or benefits shall be due and owing to you.

4. If, for any reason, you desire to terminate your employment arrangement with the Company, no severance or compensation payments will be due and owing by the Company other than accrued salary and vacation payments through the date of termination by you.

5. If the Company defaults on its payment obligations set forth in this letter, you shall be entitled to all payments set fort under Sections 6, 7, 13 and 14 of your Employment Agreement.

     If the terms of this arrangement as outlined above are acceptable, please sign in the space provided below. This offer terminates at 5:00 p.m. on October 30, 1998.

                              Very truly yours,

                              /s/ Denis Richard
                              -----------------
                              President and Chief Executive Officer

AGREED AND ACCEPTED


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Stephen A. Caswell
October 29, 1998
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/s/ Stephen A. Caswell
----------------------
Stephen A. Caswell




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